Provident Financial Services, Inc. Announces First Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, April 24, 2015 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $19.8 million, or $0.32 per basic and diluted share for the three months ended March 31, 2015, compared to net income of $17.0 million, or $0.30 per basic and diluted share for the three months ended March 31, 2014.
Results of operations for the first quarter of 2015 benefited from growth in average loans outstanding, an increase in average non-interest bearing demand deposits and continued improvement in asset quality, partially offset by a reduction in average loan yields. The growth in average loans outstanding for the quarter ended March 31, 2015 reflected the May 30, 2014 acquisition of Team Capital Bank (“Team Capital”), together with organic loan originations.
Christopher Martin, Chairman, President and Chief Executive Officer, commented, “Our first quarter operating results were strong despite compression of the net interest margin largely due to a flattening yield curve. Strong loan originations during the quarter were diversified across all segments of the portfolio, particularly in Pennsylvania where we are adding lenders to existing teams to expand our loan product offerings in this market. While we continue to see extremely aggressive interest rates and credit terms being offered by our competitors, we remain committed to maintaining our conservative and prudent pricing and credit discipline.” Martin continued: “Beacon Trust closed on its acquisition of The MDE Group on April 1st and we look forward to adding their professional wealth advisors to the Beacon Trust team. Beacon Trust now has approximately $2.5 billion in assets under management.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.16 per common share payable on May 29, 2015, to stockholders of record as of the close of business on May 15, 2015.
Balance Sheet Summary
Total assets increased $1.8 million to $8.53 billion at March 31, 2015, from $8.52 billion at December 31, 2014, primarily due to a $39.2 million increase in total loans, partially offset by decreases of $25.0 million and $12.9 million in total investments and cash and cash equivalents, respectively.
The Company’s loan portfolio increased $39.2 million, or 0.6%, to $6.12 billion at March 31, 2015, from $6.09 billion at December 31, 2014. Loan originations totaled $530.4 million and loan purchases totaled $23.7 million for the three months ended March 31, 2015. The loan portfolio had net increases of $52.9 million in construction loans and $28.7 million in multi-family mortgage loans, partially offset by net decreases of $19.8 million in commercial loans, $10.3 million in consumer loans, $6.5 million in commercial mortgage loans and $5.7 million in residential mortgage loans. Commercial real estate, commercial and construction loans represented 69.8% of the loan portfolio at March 31, 2015, compared to 69.4% at December 31, 2014.
At March 31, 2015, the Company’s unfunded loan commitments totaled $1.28 billion, including commitments of $496.8 million in commercial loans, $300.0 million in construction loans and $159.9 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2014 and March 31, 2014 were $1.21 billion and $918.3 million, respectively.
Total investments decreased $25.0 million, or 1.5%, to $1.59 billion at March 31, 2015, from $1.61 billion at December 31, 2014, largely due to principal repayments on mortgage-backed securities and maturities of municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.
Total deposits increased $30.5 million during the three months ended March 31, 2015, to $5.82 billion. Total core deposits, which consist of savings and demand deposit accounts, increased $50.3 million to $5.02 billion at March 31, 2015, while time deposits decreased $19.8 million to $805.9 million at March 31, 2015. The increase in core deposits was largely attributable to growth in both non-interest bearing and interest bearing demand deposits. Non-

interest bearing demand deposits increased $25.6 million to $1.08 billion at March 31, 2015. Core deposits represented 86.2% of total deposits at March 31, 2015, compared to 85.7% at December 31, 2014.
Borrowed funds decreased $41.4 million, or 2.7% during the three months ended March 31, 2015, to $1.47 billion, as shorter-term wholesale funding was replaced by the net inflow of deposits for the period. Borrowed funds represented 17.2% of total assets at March 31, 2015, a decrease from 17.7% at December 31, 2014.
Stockholders’ equity increased $13.6 million, or 1.2% for the three months ended March 31, 2015, to $1.16 billion, due to net income earned for the period and an increase in unrealized gains on securities available for sale, partially offset by dividends paid to stockholders. Common stock repurchases made in connection with withholding to cover income taxes on stock-based compensation for the three months ended March 31, 2015 totaled 102,943 shares at an average cost of $18.27 per share. At March 31, 2015, 3.3 million shares remained eligible for repurchase under the current authorization. Book value per share and tangible book value per share(1) at March 31, 2015 were $17.76 and $11.57, respectively, compared with $17.63 and $11.40, respectively, at December 31, 2014.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended March 31, 2015, net interest income increased $6.7 million to $61.9 million, from $55.2 million for the same period in 2014. The improvement in net interest income was due to growth in average loans outstanding from both loans acquired from Team Capital and organic originations, and an increase in average non-interest bearing demand deposits, partially offset by year-over-year compression in the net interest margin.
The Company’s net interest margin decreased 6 basis points to 3.24% for the quarter ended March 31, 2015, from 3.30% for the trailing quarter. The weighted average yield on interest-earning assets decreased 7 basis points to 3.78% for the quarter ended March 31, 2015, compared with 3.85% for the quarter ended December 31, 2014. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2015 remained unchanged at 0.67%, from the trailing quarter. The average cost of interest bearing deposits for the quarter ended March 31, 2015 was 0.31%, compared with 0.32% for the trailing quarter. Average non-interest bearing demand deposits totaled $1.05 billion for the quarter ended March 31, 2015, compared with $1.03 billion for the quarter ended December 31, 2014. The average cost of borrowed funds for the quarter ended March 31, 2015 was 1.82%, compared with 1.81% for the trailing quarter.
The net interest margin decreased 4 basis points to 3.24% for the quarter ended March 31, 2015, compared with 3.28% for the quarter ended March 31, 2014. The weighted average yield on interest-earning assets decreased 6 basis points to 3.78% for the quarter ended March 31, 2015, compared with 3.84% for the quarter ended March 31, 2014, while the weighted average cost of interest bearing liabilities decreased one basis point to 0.67% for the quarter ended March 31, 2015, compared with 0.68% for the first quarter of 2014. The average cost of interest bearing deposits for the quarter ended March 31, 2015 was 0.31%, compared with 0.35% for the same period last year. Average non-interest bearing demand deposits totaled $1.05 billion for the quarter ended March 31, 2015, compared with $861.9 million for the quarter ended March 31, 2014. The average cost of borrowed funds for the quarter ended March 31, 2015 was 1.82%, compared with 1.87% for the same period last year.
Non-Interest Income
Non-interest income totaled $10.3 million for the quarter ended March 31, 2015, an increase of $2.2 million, or 26.9%, compared to the same period in 2014. Fee income increased $1.3 million, or 26.1%, to $6.1 million, from $4.8 million for the three months ended March 31, 2014, primarily due to a $1.1 million increase in commercial loan prepayment fee income. In addition, wealth management income increased $505,000, or 24.6%, to $2.6 million for the quarter ended March 31, 2015, due in part to revenue earned on assets under management from the Company’s October 31, 2014 acquisition of Suffolk Bancorp's wealth management business, and an improvement in client pricing. Also, net gains on securities transactions increased $352,000 for the three months ended March 31, 2015, compared to the same period in 2014, mainly due to a $350,000 loss on the sale of an impaired non-agency mortgage-backed security in the first quarter of 2014.

Non-Interest Expense
For the three months ended March 31, 2015, non-interest expense increased $5.2 million to $43.4 million, compared to the three months ended March 31, 2014. The quarter ended March 31, 2015 includes additional costs associated with operating in the acquired Team Capital markets. Compensation and employee benefits expense increased $2.8 million to $24.2 million for the three months ended March 31, 2015, compared to the three months ended March 31, 2014, largely due to a $1.3 million increase in salary expense associated with the addition of former Team Capital employees, higher salary expense resulting from annual merit increases and increased employee medical and retirement benefit costs, partially offset by lower stock-based compensation. Net occupancy costs increased $1.1 million, to $7.2 million for the quarter ended March 31, 2015, compared to the same quarter in 2014, predominately due to additional facilities costs related to Team Capital and increased equipment maintenance costs. In addition, other operating expenses increased $704,000 to $6.1 million for the three months ended March 31, 2015, compared to $5.4 million for the same period in 2014, due to increases in consultant and attorney fees, a portion of which were related to the Company's loan workout and asset recovery activities. The amortization of intangibles increased $644,000 for the three months ended March 31, 2015, compared with the same period in 2014, largely due to the increase in core deposit intangible amortization related to the Team Capital acquisition, while data processing expense increased $230,000 to $3.0 million for the three months ended March 31, 2015, compared to $2.8 million for the same period in 2014, principally due to increased software maintenance cost and telecommunication expense required to support the Team Capital locations. Partially offsetting these increases, advertising and promotional expenses decreased $304,000 to $761,000 for the quarter ended March 31, 2015, due to costs incurred in the first quarter of 2014 related to the introduction of the Company's new branding initiative, updated logo and the related marketing campaigns.
The Company’s annualized non-interest expense as a percentage of average assets(1) was 2.07% for the quarter ended March 31, 2015, unchanged from the same period in 2014. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income)(1) was 60.14% for the quarter ended March 31, 2015, compared with 60.32% for the same period in 2014.
Asset Quality
The Company’s total non-performing loans at March 31, 2015 were $50.9 million, or 0.83% of total loans, compared with $53.9 million, or 0.88% of total loans at December 31, 2014, and $64.1 million, or 1.22% of total loans at March 31, 2014. The $3.0 million decrease in non-performing loans at March 31, 2015, compared with the trailing quarter, was due to a $1.8 million decrease in non-performing commercial mortgage loans, a $529,000 decrease in non-performing consumer loans, a $308,000 decrease in non-performing residential mortgages and a $307,000 decrease in non-performing commercial loans. At March 31, 2015, impaired loans totaled $90.8 million with related specific reserves of $6.7 million, compared with impaired loans totaling $85.4 million with related specific reserves of $7.1 million at December 31, 2014. At March 31, 2014, impaired loans totaled $94.6 million with related specific reserves of $7.1 million. Non-performing loans do not include purchased credit impaired ("PCI") loans acquired from Team Capital. At March 31, 2015, PCI loans totaled $4.3 million, compared to $4.5 million at December 31, 2014.
At March 31, 2015, the Company’s allowance for loan losses was 1.00% of total loans, a decrease from 1.01% at December 31, 2014, and a decrease from 1.21% of total loans at March 31, 2014. The decline in the allowance coverage of total loans from the quarter ended March 31, 2014 was largely the result of Team Capital loans recorded at fair value at the date of acquisition, with no corresponding allowance. The Company recorded provisions for loan losses of $600,000 for the three months ended March 31, 2015, compared with provisions of $400,000 for the three months ended March 31, 2014. For the three months ended March 31, 2015, the Company had net charge-offs of $1.2 million, compared with net charge-offs of $1.6 million for the same period in 2014. The allowance for loan losses decreased $624,000 to $61.1 million at March 31, 2015, from $61.7 million at December 31, 2014.
At March 31, 2015, the Company held $5.9 million of foreclosed assets, compared with $5.1 million at December 31, 2014. Foreclosed assets at March 31, 2015 consisted of $3.0 million of residential real estate, $2.9 million of commercial real estate and $44,000 of marine vessels. Total non-performing assets at March 31, 2015 declined $2.1 million, or 3.6%, to $56.8 million, or 0.67% of total assets, from $59.0 million, or 0.69% of total assets at December 31, 2014.

Income Tax Expense
For the three months ended March 31, 2015, the Company’s income tax expense was $8.4 million, compared with $7.7 million, for the three months ended March 31, 2014. The increase in income tax expense was a function of growth in pre-tax income. The Company’s effective tax rates were 29.8% and 31.1% for the three months ended March 31, 2015 and 2014, respectively.
About the Company
Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. The Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on Friday, April 24, 2015 regarding highlights of the Company’s first quarter 2015 financial results. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
(1) Tangible book value per share, return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes on page 8 which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2015 (Unaudited) and December 31, 2014
(Dollars in Thousands)

Assets	March 31, 2015	December 31, 2014

Cash and due from banks	$89,760	$102,484
Short-term investments	1,114	1,278
Total cash and cash equivalents	90,874	103,762

Securities available for sale, at fair value	1,047,559	1,074,395
Investment securities held to maturity (fair value of $487,671 at March 31, 2015 (unaudited) and $482,473 at December 31, 2014)	473,704	469,528
Federal Home Loan Bank Stock	67,455	69,789
Loans	6,124,699	6,085,505
Less allowance for loan losses	61,110	61,734
Net loans	6,063,589	6,023,771
Foreclosed assets, net	5,924	5,098
Banking premises and equipment, net	92,498	92,990
Accrued interest receivable	24,542	25,228
Intangible assets	403,505	404,422
Bank-owned life insurance	179,060	177,712
Other assets	76,427	76,682
Total assets	$8,525,137	$8,523,377

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$4,031,665	$3,971,487
Savings deposits	985,464	995,347
Certificates of deposit of $100,000 or more	342,506	342,072
Other time deposits	463,416	483,617
Total deposits	5,823,051	5,792,523
Mortgage escrow deposits	23,653	21,649
Borrowed funds	1,468,404	1,509,851
Other liabilities	52,358	55,255
Total liabilities	7,367,466	7,379,278

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,285 shares issued and 65,171,983 outstanding at March 31, 2015 and 64,905,905 outstanding at December 31, 2014	832	832
Additional paid-in capital	996,382	995,053
Retained earnings	474,280	465,276
Accumulated other comprehensive income	3,735	29
Treasury stock	(272,895)	(271,779)
Unallocated common stock held by the Employee Stock Ownership Plan	(44,663)	(45,312)
Common Stock acquired by the Directors' Deferred Fee Plan	(7,090)	(7,113)
Deferred Compensation - Directors' Deferred Fee Plan	7,090	7,113
Total stockholders' equity	1,157,671	1,144,099
Total liabilities and stockholders' equity	$8,525,137	$8,523,377

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended March 31, 2015 and 2014 (Unaudited)
(Dollars in Thousands, except per share data)

	Three months ended
	March 31,
	2015	2014
Interest income:
Real estate secured loans	$43,289	$38,552
Commercial loans	13,439	10,547
Consumer loans	5,794	5,662
Securities available for sale and Federal Home Loan Bank stock	6,301	7,082
Investment securities held to maturity	3,396	2,670
Deposits, federal funds sold and other short-term investments	12	10
Total interest income	72,231	64,523

Interest expense:
Deposits	3,588	3,738
Borrowed funds	6,715	5,584
Total interest expense	10,303	9,322
Net interest income	61,928	55,201
Provision for loan losses	600	400
Net interest income after provision for loan losses	61,328	54,801

Non-interest income:
Fees	6,054	4,802
Wealth management income	2,558	2,053
Bank-owned life insurance	1,348	1,302
Net gain (loss) on securities transactions	2	(350)
Other income	341	309
Total non-interest income	10,303	8,116

Non-interest expense:
Compensation and employee benefits	24,201	21,393
Net occupancy expense	7,172	6,089
Data processing expense	3,027	2,797
FDIC Insurance	1,218	1,136
Amortization of intangibles	927	283
Advertising and promotion expense	761	1,065
Other operating expenses	6,131	5,427
Total non-interest expense	43,437	38,190
Income before income tax expense	28,194	24,727
Income tax expense	8,392	7,698
Net income	$19,802	$17,029

Basic earnings per share	$0.32	$0.30
Average basic shares outstanding	62,673,887	57,369,039

Diluted earnings per share	$0.32	$0.30
Average diluted shares outstanding	62,840,951	57,528,419

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the
	Three months ended
	March 31,
	2015	2014
STATEMENTS OF INCOME:
Net interest income	$61,928	$55,201
Provision for loan losses	600	400
Non-interest income	10,303	8,116
Non-interest expense	43,437	38,190
Income before income tax expense	28,194	24,727
Net income	19,802	17,029
Diluted earnings per share	$0.32	$0.30
Interest rate spread	3.11%	3.16%
Net interest margin	3.24%	3.28%

PROFITABILITY:
Annualized return on average assets	0.94%	0.92%
Annualized return on average equity	6.94%	6.74%
Annualized return on average tangible equity (2)	10.67%	10.34%
Annualized non-interest expense to average assets (3)	2.07%	2.07%
Efficiency ratio (4)	60.14%	60.32%

ASSET QUALITY:
Non-accrual loans	$50,888	$64,056
90+ and still accruing	—	—
Non-performing loans	50,888	64,056
Foreclosed assets	5,924	6,558
Non-performing assets	56,812	70,614
Non-performing loans to total loans	0.83%	1.22%
Non-performing assets to total assets	0.67%	0.94%
Allowance for loan losses	$61,110	$63,420
Allowance for loan losses to total non-performing loans	120.09%	99.01%
Allowance for loan losses to total loans	1.00%	1.21%

AVERAGE BALANCE SHEET DATA:
Assets	$8,510,326	$7,473,956
Loans, net	6,028,265	5,153,685
Earning assets	7,662,592	6,740,086
Core deposits	4,981,618	4,390,199
Borrowings	1,492,714	1,212,617
Interest-bearing liabilities	6,229,529	5,528,390
Stockholders' equity	1,157,078	1,024,100
Average yield on interest-earning assets	3.78%	3.84%
Average cost of interest-bearing liabilities	0.67%	0.68%

LOAN DATA:
Mortgage loans:
Residential	$1,246,809	$1,165,196
Commercial	1,689,287	1,404,466
Multi-family	1,070,926	939,018
Construction	274,001	212,419
Total mortgage loans	4,281,023	3,721,099
Commercial loans	1,243,783	966,444
Consumer loans	601,323	572,136
Total gross loans	6,126,129	5,259,679
Premium on purchased loans	5,386	4,187
Unearned discounts	(47)	(57)
Net deferred	(6,769)	(6,035)
Total loans	$6,124,699	$5,257,774

Notes - Reconciliation of GAAP to Non-GAAP Financial Measures - (Dollars in Thousands, except share data)

(1) Book and Tangible Book Value per Share
		At March 31,
		2015	2014
Total stockholders' equity		$1,157,671	$1,021,341
Less: Total intangible assets		403,505	356,153
Total tangible stockholders' equity		$754,166	$665,188

Shares outstanding		65,171,983	59,857,822

Book value per share (total stockholders' equity/shares outstanding)		$17.76	$17.06
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$11.57	$11.11

(2) Return on Average Tangible Equity
		Three months ended
		March 31,
		2015	2014
Total average stockholders' equity		$1,157,078	$1,024,100
Less: Total average intangible assets		404,091	356,333
Total average tangible stockholders' equity		$752,987	$667,767

Net income		$19,802	$17,029
Annualized return on average tangible equity (net income/total average stockholders' equity)		10.67%	10.34%

(3) Annualized Non-Interest Expense/Average Assets Calculation
		Three months ended
		March 31,
		2015	2014

Annualized core non-interest expense	150,757	$176,161	$154,882
Average assets	7,218,296	8,510,326	7,473.956
Non-interest expense/average assets		2.07%	2.07%

(4) Efficiency Ratio Calculation
		Three months ended
		March 31,
		2015	2014
Net interest income		$61,928	$55,201
Non-interest income		10,303	8,116
Total core income		$72,231	$63,317

Non-interest expense		$43,437	$38,190
Non-interest expense/non-interest income		60.14%	60.32%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2015			December 31, 2014
	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield
Interest-Earning Assets:
Deposits	$18,842	$12	0.25%	$16,319	$9	0.25%
Federal funds sold and other short-term investments	1,149	—	0.03%	1,447	—	0.02%
Investment securities (1)	473,374	3,396	2.87%	466,467	3,364	2.89%
Securities available for sale	1,071,853	5,437	2.03%	1,099,446	5,644	2.05%
Federal Home Loan Bank stock	69,109	864	5.07%	66,854	676	4.01%
Net loans: (2)
Total mortgage loans	4,210,152	43,289	4.11%	4,133,797	43,930	4.20%
Total commercial loans	1,212,557	13,439	4.46%	1,199,465	14,059	4.62%
Total consumer loans	605,556	5,794	3.88%	610,417	6,118	3.98%
Total net loans	6,028,265	62,522	4.16%	5,943,679	64,107	4.27%
Total Interest-Earning Assets	$7,662,592	$72,231	3.78%	$7,594,212	$73,800	3.85%

Non-Interest Earning Assets:
Cash and due from banks	76,024			79,221
Other assets	771,710			775,147
Total Assets	$8,510,326			$8,448,580

Interest-Bearing Liabilities:
Demand deposits	$2,944,909	$1,912	0.26%	$2,944,393	$2,017	0.27%
Savings deposits	982,592	245	0.10%	986,650	261	0.10%
Time deposits	809,314	1,431	0.72%	827,425	1,575	0.76%
Total Deposits	4,736,815	3,588	0.31%	4,758,468	3,853	0.32%

Borrowed funds	1,492,714	6,715	1.82%	1,451,680	6,629	1.81%
Total Interest-Bearing Liabilities	6,229,529	10,303	0.67%	6,210,148	10,482	0.67%

Non-Interest Bearing Liabilities	1,123,719			1,093,956
Total Liabilities	7,353,248			7,304,104
Stockholders' equity	1,157,078			1,144,476
Total Liabilities and Stockholders' Equity	$8,510,326			$8,448,580

Net interest income		$61,928			$63,318

Net interest rate spread			3.11%			3.18%
Net interest-earning assets	$1,433,063			$1,384,064

Net interest margin (3)			3.24%			3.30%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23x			1.22x

(1)	Average outstanding balance amounts shown are amortized cost.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2015			March 31, 2014
	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield
Interest-Earning Assets:
Deposits	$18,842	$12	0.25%	$16,589	$10	0.25%
Federal funds sold and other short term investments	1,149	—	0.03%	1,189	—	0.03%
Investment securities (1)	473,374	3,396	2.87%	357,852	2,670	2.98%
Securities available for sale	1,071,853	5,437	2.03%	1,151,959	6,478	2.25%
Federal Home Loan Bank stock	69,109	864	5.07%	58,812	604	4.16%
Net loans: (2)
Total mortgage loans	4,210,152	43,289	4.11%	3,665,286	38,552	4.21%
Total commercial loans	1,212,557	13,439	4.46%	915,105	10,547	4.64%
Total consumer loans	605,556	5,794	3.88%	573,294	5,662	4.01%
Total net loans	6,028,265	62,522	4.16%	5,153,685	54,761	4.26%
Total Interest-Earning Assets	$7,662,592	$72,231	3.78%	$6,740,086	$64,523	3.84%

Non-Interest Earning Assets:
Cash and due from banks	76,024			63,167
Other assets	771,710			670,703
Total Assets	$8,510,326			$7,473,956

Interest-Bearing Liabilities:
Demand deposits	$2,944,909	$1,912	0.26%	$2,609,846	$1,716	0.27%
Savings deposits	982,592	245	0.10%	918,452	211	0.09%
Time deposits	809,314	1,431	0.72%	787,475	1,811	0.93%
Total Deposits	4,736,815	3,588	0.31%	4,315,773	3,738	0.35%
Borrowed funds	1,492,714	6,715	1.82%	1,212,617	5,584	1.87%
Total Interest-Bearing Liabilities	$6,229,529	$10,303	0.67%	$5,528,390	$9,322	0.68%

Non-Interest Bearing Liabilities	1,123,719			921,466
Total Liabilities	7,353,248			6,449,856
Stockholders' equity	1,157,078			1,024,100
Total Liabilities and Stockholders' Equity	$8,510,326			$7,473,956

Net interest income		$61,928			$55,201

Net interest rate spread			3.11%			3.16%
Net interest-earning assets	$1,433,063			$1,211,696

Net interest margin (3)			3.24%			3.28%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.23x			1.22x

(1) Average outstanding balance amounts shown are amortized cost.

(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.

(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/15	12/31/14	9/30/14	06/30/14	3/31/14
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	2.38%	2.35%	2.32%	2.35%	2.46%
Net loans	4.16%	4.27%	4.30%	4.25%	4.26%
Total interest-earning assets	3.78%	3.85%	3.86%	3.81%	3.84%

Interest-Bearing Liabilities:
Total deposits	0.31%	0.32%	0.34%	0.33%	0.35%
Total borrowings	1.82%	1.81%	1.87%	1.97%	1.87%
Total interest-bearing liabilities	0.67%	0.67%	0.68%	0.69%	0.68%

Interest rate spread	3.11%	3.18%	3.18%	3.12%	3.16%
Net interest margin	3.24%	3.30%	3.30%	3.24%	3.28%

Ratio of interest-earning assets to interest-bearing liabilities	1.23x	1.22x	1.22x	1.22x	1.22x